Exhibit 10.13

Beam Therapeutics Inc.

January 24, 2020

John Evans

Dear John:

This amended and restated letter agreement (this “Agreement”) confirms the terms and conditions of your employment as the Chief Executive Officer of Beam Therapeutics Inc. (the “Company”), working out of the Company’s headquarters located in Cambridge, Massachusetts, effective as of the day prior to the date on which the Company becomes subject to the reporting obligations of Section 12 of the Securities Exchange Act of 1934, as amended (the “Effective Date”).

1.	Position and Duties.

a.

Effective as of the Effective Date, you will continue to be employed by the Company, on a full-time basis, as its Chief Executive Officer and shall have all the duties, responsibilities and authority commensurate with these positions, subject to the supervision of, and reporting directly to, the Company’s Board of Directors (the “Board”).

b.

For so long as you serve as Chief Executive Officer of the Company, at each annual meeting of the Company’s stockholders, the Company shall nominate you to serve as a member of the Board, and, if so elected at such meeting, you shall continue to serve as a member of the Board. Upon your cessation of service as Chief Executive Officer of the Company you shall be deemed to have voluntarily resigned from the Board, effective immediately.

c.

You agree to perform the duties and responsibilities of your positions, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board. You agree that, while employed by the Company, you will devote substantially all of your business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it; provided, however, it is agreed that you may serve on up to two (2) outside boards (with prior notice to and approval by the Board, which approval shall not be unreasonably withheld), participate in charitable and civic organizations, and remain a Venture Partner of ARCH Venture Partners, in each case, to the extent such activities do not individually or in the aggregate interfere with your duties and responsibilities to the Company or create an actual or potential conflict of interests with the Company’s business. You agree to abide by the written rules, personnel practices and policies of the Company, as adopted and amended from time to time by the Company.

2.

Salary. You will receive an annual base salary of $535,000, less applicable tax and other withholdings and deductions, payable in accordance with the normal payroll practices of the Company in effect from time to time. Your performance will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis in conjunction with an annual salary review.

3.

Bonus Eligibility. You will be eligible to receive an annual cash incentive bonus with a target amount equal to 55% of your then-current annual base salary. Your annual bonus will be subject to the terms of the applicable bonus plan developed and approved by the Board or the Compensation Committee. Any bonus awarded will be paid, subject to required withholdings and deductions, on or before March 15 of the calendar year immediately following the year for which the bonus was awarded, subject to your employment at the end of the calendar year for which the bonus is due, except as otherwise expressly provided for herein.

4.

Benefits. You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to, time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. In addition, the Company will reimburse you for all reasonable business expenses incurred by you in the performance of your duties, subject to the Company’s expense reimbursement policies applicable to senior executives in effect from time to time. You will be entitled to paid vacation time in accordance with the policies of the Company.

5.	Termination of Employment; Change in Control.

a.

This Agreement shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice; provided, however, in the event you elect to terminate your employment without Good Reason, you agree to provide the Company with at least thirty (30) days’ advance written notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a member of the Board, which expressly states the intention to modify the at-will nature of your employment.

b.

In the event your employment with the Company terminates, on your last day of employment, you will receive your base salary and all accrued but unused vacation time through the last day of your employment, in accordance with the Company’s then-current payroll policies and practices (the “Termination

Payment”). Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated by the Company (or any successor or assign) without Cause or by you for Good Reason, then, subject to your remaining available to provide consulting services to the Company as reasonably requested by the Board upon reasonable notice and at mutually agreeable times, in addition to the Termination Payment, the Company shall provide the following payments and benefits (“Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of twelve (12) months following your termination date, in accordance with the Company’s then-current payroll policies and practices; (ii) payment of your then-applicable target bonus amount, pro-rated for the portion of the then-current calendar year during which you were employed by the Company including any notice periods, within sixty (60) days following the last day of your employment; (iii) continued vesting for twelve (12) months of any unvested portion of any equity awards then held by you; (iv) to the extent then vested and outstanding, the stock option grants awarded to you by the Company on each of May 8, 2018 and July 13, 2018 shall remain outstanding and exercisable for the lesser of the remaining term or a twenty-four (24) month period following such termination; and (v) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) twelve (12) months following such date and (y) the date you become eligible for coverage under a subsequent employer’s medical plan.

c.

In the event of a Change in Control, all unvested equity awards then held by you (other than the portion of such equity awards that would otherwise have vested during the six month period after the date of such Change in Control (the “Carved Out Equity”)) will become fully vested and exercisable and no longer subject to any restrictions or forfeiture upon such Change in Control. The Carved Out Equity shall, subject to your continued employment with the Company or its successor in such Change in Control, continue to vest over the first six months after the date of the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control. In the event your employment is terminated by the Company (or any successor or assign) without Cause or by you for Good Reason within twelve (12) months immediately following or within thirty (30) days immediately prior to a Change in Control, then, subject to your remaining available to provide consulting services to the Company as reasonably requested by the Board upon reasonable notice and at mutually agreeable times, in addition to the Termination Payment and in lieu of the Severance Benefits, the Company shall provide the following payments and benefits (“CIC Severance Benefits”): (i) continued payment of your base salary at the then-current rate per pay period, reduced by all applicable taxes and withholdings, for a period of eighteen (18) months following your termination date, in accordance with the Company’s then-current payroll policies and practices; (ii) payment of an amount equal to 1.5 multiplied by your then-applicable target annual bonus, within sixty (60) days following the last day of your employment; (iii) immediate vesting of any unvested portion of any equity awards then held by you; (iv) to the extent then vested and outstanding, the stock option grants awarded to you by the Company on each of May 8, 2018 and July 13, 2018 shall remain outstanding and exercisable for the lesser of the remaining term or a twenty-four (24) month period following such termination; and (v) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to the full monthly premium for COBRA continuation coverage under the Company’s medical plans as in effect on the date of your termination with respect to the level of coverage in effect for you and your eligible dependents as of the date of your termination, on a monthly basis on the first business day of the calendar month next following the calendar month in which the applicable COBRA premiums were paid, with respect to the period from the date of your termination until the earlier of (x) eighteen (18) months following such date and (y) the date you become eligible for coverage under a subsequent employer’s medical plan.

d.

Notwithstanding anything to the contrary in the foregoing, you will not be entitled to receive any severance payments unless, within sixty (60) days following the date of termination, you, or in the event of your death or Disability, your legal representatives, have executed a general release of all known and unknown claims and covenant not to sue in the form attached hereto as Exhibit A (with such changes to form to help ensure enforceability in light of changes in applicable law).

e.

The Severance Benefits or CIC Severance Benefits, as applicable shall be paid or commence on the first payroll period following the date the release becomes effective (the “Payment Date”); provided, that if the period during which you may deliver the release required by the preceding sentence spans two calendar years, the Payment Date shall be no earlier than January 1 of the second calendar year.

6.	Definitions.

a.

For purposes of this Agreement, “Change in Control” means the consummation of (i) the dissolution or liquidation of the Company; (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; (iii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable); (iv) the acquisition of all or a majority of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a Person or group of Persons; or (v) any other acquisition of the business of the Company, as determined by the Board; provided, however, that the Company’s Initial Public Offering, any subsequent public offering or anther capital raising event, or a merger effected solely to change the Company’s domicile shall not constitute a “Change in Control”.

b.

As used herein, “Cause” means: (i) a willful and material act of dishonesty by you in connection with the performance of your duties as an employee of the Company; (ii) your conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, embezzlement or any willful act of moral turpitude, or a material violation of a federal or state law by you, that the Board reasonably determines has had or is reasonably likely to have a materially detrimental effect on the Company’s reputation or business; (iii) your gross misconduct in the performance of your duties as an employee of the Company; (iv) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company that materially damages the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful and material breach of any obligations under any written agreement or covenant with the Company, including this Agreement; or (vi) your continued willful and substantial failure to perform your employment duties (other than a result of your death or Disability) after notice. Cause shall not exist unless, in any case, you have first received a written notice from the Board that sets forth the factual basis for the Board’s determination as to any behavior or occurrence claimed as Cause and you fail to cure such claimed behavior or occurrence, if curable, to the reasonable satisfaction of a majority of the Board within ten (10) business days after receiving such written notice, in which case your termination date will be the expiration date of the cure period, if any. For purposes of this paragraph, no act or failure to act on your part shall be considered “willful” unless it is done or omitted to be done by you in bad faith and without reasonable belief that the act or failure to act was in the best interest of the Company.

c.	As used herein, “Code” means the Internal Revenue Code of 1986, as amended.

d.	As used herein, “Disability” means “disability” as defined in Section 422 of the Code.

e.

As used herein, “Good Reason” means the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary or target annual bonus; (ii) a material diminution of your title, duties, responsibilities or reporting lines (it being understood that your ceasing to be a member of the Board as a result of the failure by the Company’s stockholders to elect or reelect you to such position shall not constitute Good Reason hereunder); (iii) a material change in the principal geographic location at which you must perform services, more than fifty (50) miles from the Company’s head office; or (iv) a material breach by the Company of this Agreement or any equity award agreement between you and the Company. Any such event shall not constitute Good Reason unless and until you have provided the Company with written notice thereof no later than sixty (60) days following the initial occurrence of such event and the Company shall have failed to remedy such event (if capable of being remedied) within thirty (30) days of receipt of such notice, and you must terminate your employment with the Company within sixty (60) days after the expiration of such thirty (30)-day remedial period.

f.

As used herein, “Initial Public Offering” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, as a result of or following which the common stock of the Company shall be publicly held.

g.

As used herein, “Person” means any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

7.

Indemnification. The Company shall indemnify you and hold you harmless to the fullest extent provided under the Certificate of Incorporation and the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company, subject to the limitations and conditions set forth therein. This obligation shall survive the termination of your employment with the Company. From and after the Effective Date, the Company shall cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after your cessation of service to the Company in the same amount and to the same extent as the Company covers its other executive officers and directors.

8.	Timing of Payments and Section 409A.

a.

Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1 (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).

b.	For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service”

(as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).

c.

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

d.

In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9.	Section 280G.

a.

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and you (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

b.

Unless you and the Company otherwise agree in writing, any determination required under this Section 9 shall be made in writing by a nationally recognized independent public accountanting or consulting firm (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.	Miscellaneous.

a.

Nothing in this Agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein. Your employment and this Agreement will be governed by the laws of the Commonwealth of Massachusetts, without reference to conflicts of laws principles which would result in the application of the law of any other jurisdiction.

b.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement.

c.

You hereby agree to the provisions relating to Intellectual Property and Confidential Information attached as Exhibit B hereto as if such provisions were fully set forth herein. Notwithstanding any other provision in any agreement between you and the Company, Company Confidential Information shall not include any information that (i) is or becomes generally used in the industry or publicly available through lawful means and absent any wrongful conduct by you or others; (ii) any information that was known by you or lawfully in your possession prior to your employment with the Company; and (iii) is independently developed or lawfully disclosed to you by a third party that is unrelated to the Company and is not bound by obligations of confidentiality to the Company with respect to such information.

d.

All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its principal place of business and addressed to the Chairperson of the Board, or at the email address provided by the Company for such person.

e.

This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter by and between you and the Company, dated January 8, 2018 and the Letter Agreement by and between you and the Company, dated September 25, 2019. The terms of this Agreement may only be modified in a specific writing signed by you and an authorized representative of the Company. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between you and the Company, the terms of this Agreement will control. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

[Remainder of page intentionally left blank.]

As of the date first written above, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above.

Very truly yours, Beam Therapeutics Inc.

By:	/s/ Christine Bellon
Name:	Christine Bellon
Title:	Senior Vice President, Chief Legal Officer and Secretary

Accepted and agreed:

/s/ John Evans
John Evans

[Beam Therapeutics Inc. – Signature Page to Letter Agreement]

Exhibit A

Form of Release

In consideration of the separation benefits described herein (the “Benefits”) provided and to be provided to me by Beam Therapeutics Inc., or any successor thereof (the “Company”) pursuant to my Letter Agreement with Company dated January 24, 2020 (the “Letter Agreement”), and in connection with the termination of my employment, the Company and I agree to the following, including a general release as specified below (the “Release”).

1.    On behalf of myself, my heirs, executors, administrators, successors and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.

2.    This Release does not extend to, and has no effect upon, (a) any benefits that have previously accrued, and to which I have become vested or otherwise entitled to, under any agreement, employee benefit plan, program or policy sponsored or maintained by the Company; (b) my right to indemnification and/or contribution, advancement or payment of related expenses by the Company under any written indemnification or other agreement between the parties; (c) my right to continued coverage by the Company’s director’s and officer’s insurance, other insurance policies of the Company, COBRA or any similar state law; (d) any claims for breach of this agreement; and (v) any claims arising after the date I sign the Release.

3.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release will prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver, such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek state disability or unemployment benefits; (c) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or other applicable state agency; (d) I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and

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officers of the Company under the Company’s Certificate of Incorporation and Bylaws; and (e) I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.

4.    I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.    In my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

6.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.    I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my accountant, my spouse or other immediate family member and/or my financial consultant, or as required by legal process or applicable law or otherwise responding accurately and fully to any question, inquiry or request for information or documents, including, without limitation, in any criminal, civil, or regulatory proceeding or investigation, or as necessary in any action for enforcement or claimed breach of this Release or any other legal dispute with the Company. Nothing in the Letter Agreement or this Release shall prohibit me from reporting or disclosing information under the terms of the Company’s policies regarding the reporting of suspected violations of law, or such similar policy as the Company may have in effect from time to time.

8.    I understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.    I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall direct its executive officers and directors to not make any negative or disparaging statements or comments, either as fact or as opinion, about you. Nothing in this paragraph will prohibit me or Company from providing truthful information in response to a subpoena or other legal process.

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10.    Any controversy or claim arising out of or relating this Release, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, will be submitted to arbitration consistent with the terms of the Letter Agreement.

11.    As a condition of my receipt of the Benefits, I agree that, upon reasonable notice (after taking into account, to the extent reasonably practicable, my other personal and business commitments) and without the necessity of Company obtaining a subpoena or court order, I will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment as to which I may have relevant information and any other matter for which I was responsible or had knowledge of through date of my termination of employment. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, I agree to cooperate with the transition of my job responsibilities on any termination of employment and cooperate in providing information on matters on which I was involved while an employee.

12.    I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release will expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release will not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

13.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representations and agreements regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of the Release such as the Letter Agreement, confidential information and invention assignment agreement, and any stock, stock option, equity award and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can be changed only by another written agreement signed by me and an authorized representative of Company.

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14.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

15.    The Benefits provided and to be provided to me by the Company consist of the applicable benefits and payments in accordance with the Letter Agreement.

16.    The Release may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of the Release by facsimile or other electronic signature is legal, valid and binding for all purposes.

17.    The Release will be governed by and enforced under Massachusetts law, without regard to its conflict of law rules that would result in the application of the laws of any other jurisdiction.

[Signature page follows]

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EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Executed this day of , 20

John Evans

Agreed and Accepted:

Beam Therapeutics Inc.

By:
Title:
Date:

Exhibit B

Intellectual Property and Confidential Information

1.    Intellectual Property.

1.1    You will promptly disclose in confidence to the Company all inventions, discoveries, ideas, processes, products, computer programs, works of authorship and know-how that you or any individual working with you makes, conceives or reduces to practice, from the date your employment or other service relationship with the Company commenced through the expiration or termination of the Letter Agreement with Company dated January 24, 2020, and that (i) arises from the services provided by you to the Company (the “Services”) or other work performed by you for the Company or (ii) arises from use of facilities, equipment, supplies, materials or Confidential Information of the Company (along with all patent and other intellectual property rights arising therefrom, collectively, “Developments”). For clarity, “Developments” will include any products, progeny, modifications, improvements or derivatives of biological materials provided to you by the Company. You will not make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Services hereunder nor take any other action that would result in another third party owning or having a right in any Developments under the such third party’s applicable policies or otherwise.

1.2    You will make and maintain adequate and reasonably current written records of all Developments, which records will be available to and remain the property of the Company at all times. All Developments will be the sole property of the Company. For purposes of the copyright laws of the United States, all Developments will constitute works made for hire as applicable. You hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all right, title and interest in and to all Developments.

1.3    You will assist the Company in any reasonable manner to obtain for its own benefit patent and other intellectual property rights in any and all countries with respect to the Developments, and you will execute and deliver, promptly as requested, patent and other applications and assignments therefor. You will further reasonably assist the Company to enforce any such patent rights and other rights, including testifying in any suit or proceeding. You will perform your obligations under this Section 1 without further compensation, except for reimbursement of expenses incurred at the Company’s request and, with respect to any performance after the term of this Agreement or in excess of your time commitment during the term of this Agreement, compensation at a reasonable rate for costs and expenses incurred by you and time actually spent by you at the Company’s request. In the event the Company is unable after reasonable effort to obtain your signature on any document which you may be required to sign pursuant to this Section 1, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably appoint each of the President and the Secretary of the Company (whether now or hereafter in office) as your attorney-in-fact to execute any such document on your behalf.

1.4    The Company agrees that any technology and/or intellectual property, and any and all intellectual property rights, industrial property rights, and moral rights thereto,

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created in whole or in part by you prior to the date your employment or other service relationship with the Company commenced and referred to in Schedule 1 to this Exhibit B (“Excluded Technology”) is not within the scope of the assignment of Developments hereunder, which may be updated in the future by mutual agreement. Except for any Excluded Technology, if you incorporate into any Developments any proprietary information or other intellectual property owned by you or in which you have an interest, you hereby grant, and to the extent any such grant cannot be made at the present, agree to grant to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to sublicense through multiple tiers, under all intellectual property rights, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or otherwise exploit in any way, such proprietary information or other intellectual property, in whole or in part, by any means, now known or later developed, in all languages.

2.    Confidential Information.

2.1    As used in this Agreement, “Confidential Information” means all trade secrets and confidential or proprietary or other information owned, possessed or used by the Company, including (i) all Developments, technology, business strategies and plans, financial information, personnel information and customer lists of the Company, (ii) all materials furnished by the Company, and (iii) all information of third parties that the Company has an obligation to keep confidential. In addition, the terms and conditions of this Agreement will be treated by you as Confidential Information hereunder, provided that such terms and conditions may be disclosed to (i) an academic or similar institution upon its request or (ii) your personal professional advisors (including advisors and accountants).

2.2    During the term of this Agreement and at all times thereafter, you will keep and hold all Confidential Information in strict confidence, and you will not use or disclose any of such Confidential Information without the prior written consent of the Company, except as may be necessary to perform the Services. You will not disclose to the Company or induce the Company to use any confidential information or material belonging to any third party. In the event that you are authorized to disclose any Confidential Information to anyone outside the Company in performing the Services, you will take adequate steps, consistent with the policies and practices of the Company, to require that the recipient maintain the confidentiality of the Confidential Information.

2.3    The term “Confidential Information” hereunder will not include information that you can establish by competent written evidence (i) is or became generally known within the Company’s industry through no fault of yours; (ii) was known to you at the time it was disclosed to you, (iii) is lawfully and in good faith made available to you by a third party who did not derive it from the Company and who imposes no obligation of confidence on you; or (iv) is required to be disclosed by order of a governmental authority or a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice of the pendency of any such order is given to the Company. For the purpose of this Section 2, Confidential Information will not be deemed to fall within any of the foregoing exceptions merely because such information is included in general disclosures or because individual features or combinations thereof are publicly available.

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2.4    Upon termination of this Agreement or at any other time upon the request of the Company, you will promptly deliver to the Company all records and materials documenting, evidencing or embodying any Confidential Information.

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Schedule 1

Prior Inventions